CODE OF ETHICS SUMMARY

THE JAMES ADVANTAGE FUNDS

JAMES INVESTMENT RESEARCH, INC.

Amended July 19, 2010

This Code of Ethics (“Code”) has been adopted by The James Advantage Funds and James Investment Research, Inc. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Act”). The James Advantage Funds (the “Trust”) is registered as an open-end management investment company under the Act. James Investment Research, Inc. (the “Adviser”) is the investment adviser of the Trust. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of the Trust and the Adviser. Officers, directors and employees of the Trust’s service providers, other than the Adviser, are not covered under this Code, but are subject to the Codes of Ethics of their employers.

This Code establishes rules of conduct for all employees of the Trust and the Adviser and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle the Trust, Adviser and its employees owe a fiduciary duty to James’ clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by the Trust and the Adviser continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, the Trust, Adviser, and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Trust and Adviser has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

The Trust, Adviser, and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, the Trust and Adviser expects every employee to demonstrate the highest standards of ethical conduct for continued employment with the Trust and Adviser. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with the Trust and Adviser. The Trust and Adviser’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with the Trust or Adviser.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of the Trust and Adviser in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Chief Compliance Officer will periodically report to the Board of Trustees of the Trust and the Board of Directors of the Adviser to document compliance with this Code.

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